Exhibit 99.1

STAAR Surgical Announces Preliminary Fourth Quarter and Full Year 2021 Results

Achieves 40% Growth Y/Y with Full Year 2021 Net Sales of Approximately $230 Million

Fourth Quarter Net Sales Approximately $59 Million

LAKE FOREST, CA, January 10, 2022--- STAAR Surgical Company (NASDAQ: STAA), a leading developer, manufacturer and marketer of implantable lenses and companion delivery systems for the eye, today provided preliminary results for the fourth quarter and fiscal year ended December 31, 2021. The Company expects total net sales for the fourth quarter to be approximately $59 million and full year net sales to be approximately $230 million. GAAP earnings per share is expected to be approximately $0.10 for the fourth quarter and approximately $0.50 for the fiscal year ended December 31, 2021.

“STAAR’s preliminary sales results for fiscal 2021 highlight the robust demand for our lenses as our ICLs are elevated within the ophthalmic community. For fiscal 2021 we achieved 40% growth in net sales year over year. ICL units for the fourth quarter of fiscal 2021 were up 36% globally, year over year, including China up 44%, Japan up 45%, South Korea up 35% and India up 74% with growth partially moderated by an increasing number of Covid cases in Europe,” said Caren Mason, President and CEO of STAAR Surgical.

“During the second half of 2021, production output was lower than planned due to Covid-related employee absences, modest supply chain challenges and throughput running lower than plan. This resulted in a continuing backlog of over 20,000 lenses in house, mostly made-to-order toric lenses, that usually would have shipped in the prescribed timeframe. We are committed to continuing to push hard to overcome these challenges and are doubling the footprint at our principal manufacturing facility through movement of non-production floor space requirements to other facilities. We are also purchasing and upgrading our tooling and systems to dovetail with the expansion. As we look forward in 2022, we remain focused on advancing our strong growth trajectory for our EVO ICL lenses. In the U.S. our submission of clinical data for STAAR’s EVO ICL family of myopia lenses remains under customary interactive FDA review. For fiscal 2022, we anticipate our net sales will grow to approximately $295 million subject to no unforeseen impact from Covid on our business.”

STAAR expects to report complete fourth quarter and fiscal year results on or about February 23 and provided today’s information due to investor meetings taking place January 10-11, 2022. The financial information in this release is unaudited and subject to adjustment in the final audited financial statements to be filed with the Company’s Annual Report on Form 10-K.

About STAAR Surgical

STAAR, which has been dedicated solely to ophthalmic surgery for over 30 years, designs, develops, manufactures and markets implantable lenses for the eye with companion delivery systems. These lenses are intended to provide visual freedom for patients, lessening or eliminating the reliance on glasses or contact lenses. All of these lenses are foldable, which permits the surgeon to insert them through a small incision. STAAR’s lens used in refractive surgery is called an Implantable Collamer® Lens or “ICL”, which includes the EVO Visian ICL™ product line. More than 1,000,000 Visian® ICLs have been implanted to date and STAAR markets these lenses in over 75 countries. To learn more about the ICL go to: www.discovericl.com. Headquartered in Lake Forest, CA, the company operates manufacturing and packaging facilities in Aliso Viejo, CA, Monrovia, CA and Nidau, Switzerland. For more information, please visit the Company’s website at www.staar.com.

Safe Harbor

All statements that are not statements of historical fact are forward-looking statements, including statements about any of the following: any financial projections (including sales), plans, strategies, and objectives of management for 2022 or prospects for achieving such plans, expectations for sales, revenue, margin, expenses or earnings, the expected impact of the COVID-19 pandemic and related public health measures (including but not limited to its impact on sales, operations or clinical trials globally), product safety or effectiveness, the status of our pipeline of ICL products with regulators, including our EVO family of lenses in the U.S., and any statements of assumptions underlying any of the foregoing, including those relating to our product pipeline and market expansion activities. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include risks and uncertainties related to the COVID-19 pandemic and related public health measures, as well as the factors set forth in the Company’s Annual Report on Form 10-K for the year ended January 1, 2021 under the caption “Risk Factors,” which is on file with the Securities and Exchange Commission and available in the “Investor Information” section of the company’s website under the heading “SEC Filings.” We disclaim any intention or obligation to update or revise any financial projections or forward-looking statement due to new information or events. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include the following: global economic conditions; the impact of the COVID-19 pandemic on markets; the discretion of regulatory agencies to approve or reject existing, new or improved products, or to require additional actions before approval, or to take enforcement action; international trade disputes; and the willingness of surgeons and patients to adopt a new or improved product and procedure. The EVO version of our ICL lens is not yet approved for sale in the United States.

CONTACT:Investors & Media

Brian Moore

Vice President, Investor, Media Relations and Corporate Development

(626) 303-7902, Ext. 3023

bmoore@staar.com

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